Exhibit 10.4

PURCHASE AND SALE AGREEMENT

between

GASTAR EXPLORATION TEXAS, LP,

as Seller,

and

PRESCO, INC.

as Buyer,

dated November 16, 2009

TABLE OF CONTENTS

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of November 16, 2009, is by and between Gastar Exploration Texas, LP, a Delaware limited partnership (“Seller”), and Presco, Inc., a Delaware corporation (“Buyer”).  Buyer and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Recital:

Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, Buyer’s Proportionate Share of Seller’s portion of the Hilltop Resort Gas Gathering System in Leon and Robertson Counties, Texas (the “Hilltop Resort Gathering System”) and all related assets, rights, and interests, as such assets, rights, and interests are more fully described herein, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement, and for other good and valuable consideration, Seller and Buyer agree as follows:

Article 1
Definitions

Section 1.1.          Certain Defined Terms Unless the context otherwise requires, the terms defined in Appendix A shall, when used herein, have the meanings therein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.

Section 1.2.           References, Gender, Number All references in this Agreement to an “Article,” “Section,” or “subsection” shall be to an Article, Section or subsection of this Agreement, unless the context requires otherwise.  Unless the context requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause, or other subdivision hereof.  Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

Article 2
Purchase And Sale

Section 2.1.           Purchase and Sale On and subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer, assign, convey, and deliver to Buyer, free and clear of all Liens, other than the Permitted Encumbrances, and Buyer agrees to purchase or cause to be purchased from Seller, in consideration of the payment of the Purchase Price by Buyer, all of Seller’s right, title, and interest in and to the Subject Assets.

Section 2.2.           No Assumed Liabilities Notwithstanding anything to the contrary set forth in this Agreement, except for matters against which Buyer is required to indemnify the Seller Indemnified Parties pursuant to Section 9.1, Buyer is not assuming any liability or obligation relating to, arising out of, or attributable to the ownership or operation of the Subject Assets prior to the Closing Date, of whatever nature, whether presently in existence or arising hereafter.

Section 2.3.           Excluded Liabilities Notwithstanding anything to the contrary in this Agreement, except for matters against which Buyer is required to indemnify the Seller Indemnified Parties pursuant to Section 9.1, all liabilities and obligations of Seller and its Affiliates relating to, arising out of, or attributable to the ownership or operation of the Subject Assets prior to the Closing Date, whether presently in existence or arising hereafter, shall be retained by and remain obligations of Seller and its Affiliates (the “Excluded Liabilities”).  The Excluded Liabilities shall include, without limitation, the following:

(a)           all liabilities and obligations to the extent relating to or incurred in connection with the Excluded Assets; and

(b)           all liabilities and obligations with respect to Taxes that are the responsibility of Seller pursuant to Section 11.1.

Article 3
Purchase Price And Payment

Section 3.1.          Purchase Price The purchase price for the sale and conveyance of the Subject Assets to Buyer is $975,544.80 (the “Purchase Price”), subject to adjustment under this Agreement.  The “Adjusted Purchase Price” shall be the Purchase Price adjusted as follows:

(i)           adjusted for costs and expenses in accordance with Section 3.4;

(ii)          adjusted for revenues in accordance with Section 3.5;

(iii)         adjusted downward by the amount referred to in Section 12.4 in connection with any Casualty, if applicable; and

(iv)         adjusted by any other amount specifically provided for in this Agreement or agreed upon in writing by Buyer and Seller.

Section 3.2.          Closing Statement and Payment Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a reasonably detailed statement (the “Closing Statement”) of the estimated Purchase Price adjustments and the estimated Adjusted Purchase Price (the “Estimated Adjusted Purchase Price”).  At the Closing, Buyer shall wire transfer the Estimated Adjusted Purchase Price in immediately available funds to an account or accounts specified by Seller to Buyer at least three (3) Business Days immediately preceding the Closing Date.

Section 3.3.           Post-Closing Adjustment to the Purchase Price Revised Closing Statement.  On or before the date that is sixty (60) days after the Closing Date, Seller shall prepare and deliver to Buyer a revised Closing Statement setting forth the Purchase Price adjustments and Seller’s calculation of such amount.  To the extent reasonably required by Seller, Buyer shall assist in the preparation of the revised Closing Statement.  Seller shall provide to Buyer such data and information and access to Seller’s personnel as Buyer may reasonably request supporting the amounts reflected on the revised Closing Statement to permit Buyer to perform or cause to be performed an audit at Buyer’s expense.  The revised Closing Statement shall become final and binding upon the parties on the date (the “Final Settlement Date”) that is sixty (60) days following receipt thereof by Buyer unless Buyer gives written notice of its disagreement (“Notice of Disagreement”) to Seller prior to such date.  Any Notice of Disagreement shall specify in detail the dollar amount, nature, and basis of any disagreement so asserted.  If a Notice of Disagreement is received by Seller, then the Closing Statement (as revised in accordance with paragraph (b) below) shall become final and binding on the parties on, and the Final Settlement Date shall be, the earlier of (i) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement or (ii) the date upon which the Arbitrator’s Closing Statement (as hereinafter defined) is issued by the Closing Statement Arbitrator (as hereinafter defined).

(b)           Final Closing Statement.  During the thirty (30) days following the date upon which Seller received the Notice of Disagreement, Seller and Buyer shall use their reasonable best efforts to attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement.  If at the end of such thirty (30) day period (or earlier by mutual agreement to arbitrate), Buyer and Seller have not reached agreement on such matters, the matters that remain in dispute shall be submitted to an arbitrator (the “Closing Statement Arbitrator”) for review and final and binding resolution.  The Closing Statement Arbitrator shall be the accounting firm of KPMG, or if unable or unwilling to act or if representing Seller or Buyer in another matter (which, for the avoidance of doubt, shall not include the purchase by and sale to Navasota and Hilltop of Seller’s remaining portions of the Hilltop Resort Gathering System), such other nationally recognized independent public accounting firm as shall be agreed upon by Buyer and Seller in writing (but if the parties have not so agreed by the date that is forty-five (45) days after the date upon which Seller received the Notice of Disagreement, then the Closing Statement Arbitrator shall be selected, upon the application of Buyer or Seller, by the accounting firm of KPMG within ten (10) days of its receipt of such application).  Buyer and Seller shall, not later than seven (7) days prior to the hearing date set by the Closing Statement Arbitrator, each submit a brief to the Closing Statement Arbitrator with dollar figures for settlement of the disputes as to the amount of the Adjusted Purchase Price (together with a proposed Closing Statement that reflects such figures) consistent with their respective calculations delivered pursuant to this Section 3.3(b).  The hearing will be scheduled seven (7) days following submission of the settlement briefs, or as soon thereafter as is acceptable to the Closing Statement Arbitrator, and shall be conducted on a confidential basis.  The Closing Statement Arbitrator shall consider only those items or amounts in the Closing Statement as to which the parties disagreed and render a decision resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) promptly after the conclusion of the hearing, unless the parties reach agreement prior thereto and withdraw the dispute from arbitration.  The Closing Statement Arbitrator shall provide to the parties explanations in writing of the reasons for its decisions regarding the Adjusted Purchase Price and shall issue the Final Closing Statement reflecting such decision.  The decision of the Closing Statement Arbitrator shall be final and binding on the parties.  The cost of any arbitration (including the fees and expenses of the Closing Statement Arbitrator) under this Section 3.3(b) shall be borne equally by Buyer and Seller.  The fees and disbursements of Seller’s independent auditors incurred in connection with the services performed with respect to the Closing Statement shall be borne by Seller and the fees and disbursements of Buyer’s independent auditors incurred in connection with their preparation of the Notice of Disagreement shall be borne by Buyer.  As used in this Agreement, the term “Final Closing Statement” shall mean the revised Closing Statement described in Section 3.3(a), as prepared by Seller and as may be subsequently adjusted to reflect any subsequent written agreement between the parties with respect thereto, or if submitted to the Closing Statement Arbitrator, the Arbitrator’s Closing Statement (“Arbitrator’s Closing Statement”) as described in this Section 3.3(b).

(c)           Final Settlement.  If the amount of the Adjusted Purchase Price as set forth on the Final Closing Statement exceeds the amount of the Estimated Adjusted Purchase Price, then Buyer shall pay to Seller, within five (5) Business Days after the Final Settlement Date, the amount by which the Adjusted Purchase Price as set forth on the Final Closing Statement exceeds the amount of the Estimated Adjusted Purchase Price, together with interest at the Agreed Rate on such excess amount from the Closing Date until paid.  If the amount of the Adjusted Purchase Price as set forth on the Final Closing Statement is less than the amount of the Estimated Adjusted Purchase Price, then Seller shall pay to Buyer, within five (5) Business Days after the Final Settlement Date, the amount by which the Adjusted Purchase Price, as set forth on the Final Closing Statement, is less than the amount of the Estimated Adjusted Purchase Price, together with interest at the Agreed Rate on such deficiency amount from the Closing Date until paid.  Any post-Closing payment made under this Section 3.3(c) shall be made by means of a wire transfer of immediately available funds to a bank account designated by the party receiving the funds.

(d)           Allocation Statement.  Buyer and Seller agree that the Purchase Price shall be allocated among the Subject Assets in accordance with Section 1060 of the Code and the Treasury regulations thereunder, as set forth on Schedule 3.3(d) of this Agreement (the “Purchase Price Allocation”), and any subsequent adjustments to the Purchase Price shall be made consistent with such allocation.  Buyer and Seller shall duly prepare and timely file such reports and information returns as may be required under Section 1060 of the Code and any regulations thereunder and any corresponding provisions of applicable state income tax laws to report the Purchase Price Allocation.  The Purchase Price Allocation shall be binding on Buyer and Seller for Tax reporting purposes, provided that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings.

Section 3.4.           Expense Adjustment The Purchase Price shall be adjusted (i) upward by an amount equal to all costs and expenses paid by Seller for any period after November 1, 2009 and attributable to the ownership or operation of the Subject Assets after November 1, 2009 (other than Buyer’s portion of Property Taxes paid to Seller pursuant to Section 11.1(b)) and (ii) downward for all costs and expenses paid by Buyer for any period prior to November 1, 2009 and attributable to the ownership or operation of the Subject Assets prior to the close of business on November 1, 2009.

Section 3.5.           Revenue Adjustment The Purchase Price shall be adjusted (a) downward by an amount equal to all revenues, proceeds, and other monies received by Seller attributable to the ownership or operation of the Subject Assets after November 1, 2009 and (b) upward by an amount equal to all revenues, proceeds and other monies received by Buyer attributable to the ownership or operation of the Subject Assets prior to the close of business on November 1, 2009.

Article 4
Representations And Warranties

Section 4.1.           Representations and Warranties of Seller As of the date of this Agreement and as of the Closing Date, Seller represents and warrants to Buyer as follows:

(a)           Organization and Good Standing.  Each of Seller and its general partner, Gastar Exploration Texas LLC, (the “General Partner”) is duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation.

(b)           Qualification of Seller.  Each of Seller and the General Partner has the requisite corporate or partnership power and authority, as applicable, required to carry on the business of owning and operating its assets, including the Subject Assets, as such business is now being conducted.  Each of Seller and the General Partner is qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not be material to Seller and the General Partner.

(c)           Authority.  Seller has all requisite power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder.  The execution, delivery, and performance of this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Seller and the General Partner.

(d)           Enforceability.  This Agreement and each of the Transaction Agreements constitutes a valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(e)           No Violation or Breach.  Except as shown in Schedule 4.1(e), neither the execution and delivery of this Agreement or the Transaction Agreements nor the consummation of the transactions and performance of the terms and conditions contemplated hereby and thereby shall (i) conflict with or result in a violation or breach of any provision of the certificate of formation, regulations, or other similar governing documents of Seller or any material agreement, indenture, or other instrument under which Seller is bound, or (ii) assuming the obtaining of all Required Consents, constitute a material default under or give rise to any right of termination, cancellation, or acceleration of any material right or obligation of Buyer or to a loss of any material benefit relating to the ownership or operation of the Subject Assets to which Seller is entitled under any provision of any agreement or other instrument binding upon Seller or by which any of the Subject Assets is or may be bound, (iii) violate in any material respect any Law applicable to Seller or the Subject Assets, or (iv) result in the creation or imposition of any Lien on the Subject Assets.

(f)           Consents.  Except for the consents, approvals, authorizations, permits filings, or notices described in Schedule 4.1(f) (“Required Consents”), no material consent, or filing with, or notification to, any Person is required for or in connection with the execution and delivery of this Agreement or any Transaction Agreement by Seller or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby by Seller.

(g)           Actions.  Except as set forth on Schedule 4.1(g), there is no Action pending against, or to the knowledge of Seller, threatened against or affecting, the operation of the Subject Assets or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the Transaction Agreements.

(h)           Compliance with Laws.  Except as set forth on Schedule 4.1(h), Seller has operated and maintained its business and the Subject Assets in compliance with all Laws in all material respects and to the knowledge of Seller is not under investigation with respect to or has been threatened to be charged with or given notice of any violation of any Law.  Except as set forth on Schedule 4.1(h), Seller has not received written notice of any violation of any Laws, or to the knowledge of Seller, is under investigation with respect to and has not been threatened to be charged with any violation of any Law in respect of its ownership and operation of the Subject Assets.

(i)           Brokerage Fees and Commissions.  Neither Seller nor any of its Affiliates has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee, or commission in respect of the transactions contemplated by this Agreement for which Buyer shall incur any liability.

(j)           Bankruptcy.  There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or to the knowledge of Seller, threatened against Seller.

(k)           Material Contracts.  Except for the contracts disclosed in Schedule 4.1(k), with respect to the ownership or operation of the Subject Assets, Seller is not a party to or bound by:

(i)           any lease (whether of real or personal property) providing for annual rentals of $25,000 or more;

(ii)          any agreement or contract for the gathering, treating, transportation, processing, or storage of natural gas or other hydrocarbons;

(iii)         any agreement for the purchase or sale of materials, supplies, goods, services, equipment or other assets that provides for either expenditures or payments of $25,000 or more;

(iv)         any partnership, joint venture, or other similar agreement or arrangement;

(v)          any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise);

(vi)         any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(vii)        any option, license, franchise, or similar agreement;

(viii)       any agency, dealer, sales representative, marketing or other similar agreement;

(ix)          any agreement that limits the freedom of Seller to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Subject Assets or which would so limit the freedom of Buyer after the Closing Date;

(x)           any agreement with or for the benefit of any Affiliate of Seller; or

(xi)           any other agreement, commitment, or arrangement not made in the ordinary course of business that is material to the operation of the Subject Assets.

(l)           Environmental Matters.  Except as set forth in Schedule 4.1(l):

(i)           the Subject Assets are and, during all surviving periods of applicable statutes of limitation, have been during Seller’s period of ownership or operation in compliance in all material respects with all Environmental Laws and Environmental Permits, and to the knowledge of Seller, the Subject Assets are not under investigation by any Governmental Authority with respect to, and have not been the subject of any notice issued to Seller that remains pending regarding violation of any Environmental Law;

(ii)           Seller has obtained or timely applied for all material Environmental Permits that, to the knowledge of Seller,  are necessary for operation of the Subject Assets as they are currently being operated by Seller and, to the knowledge of Seller,  all such Environmental Permits obtained are valid and in full force and effect;

(iii)           Seller has not received any written notice of a request for information, order, complaint, violation, penalty or investigation issued by a Governmental Authority pursuant to Environmental Law with respect to the Subject Assets that remains unresolved as of the Closing Date, and there are no lawsuits or proceedings pending or, to knowledge of Seller, threatened under Environmental Law by any Person against Seller with respect to the Subject Assets;

(iv)           there are no material Environmental Liabilities existing in connection with the Subject Asset and, to the knowledge of Seller, there are no events or conditions that could reasonably be expected to result in or be the basis for any such material liability;

(v)           no Hazardous Material has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any of the real property included in the Subject Assets by Seller or its Affiliates that is in violation of Environmental Law or that requires Seller to perform any material investigatory or remedial, cleanup or similar corrective activities under Environmental Law; and

(vi)           Seller has made available to Buyer copies of all environmental site assessment reports, studies and analyses on alleged environmental matters including Hazardous Materials that are in the Seller’s possession and relating to its operation of the Subject Assets.

Notwithstanding any other provisions of this Agreement to the contrary, this Section 4.1(l) contains the sole and exclusive representations and warranties of Seller on environmental matters, including Environmental Laws, Environmental Permits, and Hazardous Materials.

(m)           Tax Matters.  Except as set forth in Schedule 4.1(m),

(i)           all Tax Returns required to be filed on or before the Closing Date by Seller with respect to any Taxes payable in respect of the Subject Assets have been or will be timely filed with the appropriate Governmental Authority in the jurisdictions in which such Tax Returns are required to be filed, such Tax Returns are or will be true and correct in all material respects, and all Taxes required to be paid on or before the Closing Date by the Seller with respect to the Subject Assets have been or will be paid;

(ii)           there are no claims, assessments, levies, administrative proceedings, or lawsuits pending, or to the knowledge of Seller, threatened by any taxing authority with respect to the Subject Assets; and

(iii)           no audit or investigation of any Tax Return of Seller with respect to the Subject Assets is currently underway, or to the knowledge of Seller, threatened.

(n)           Property Matters.

(i)           Except as set forth in Schedule 4.1(n), Seller has good and indefeasible title, or a valid leasehold interest in, or otherwise has the valid right to use the real property and personal property included in the Subject Assets, free and clear of all Liens, other than Permitted Encumbrances.

(ii)           Exhibit A correctly describes all rights of way and easements included in the Subject Assets, which shall be assigned by Seller to Buyer under special warranty assignments.  Except as set forth in Schedule 4.1(n), (A) the rights of way and easements disclosed in Exhibit A constitute all of the easements, servitudes, rights of way, leases, licenses, and similar agreements held by Seller relating to real property constituting parts of the Subject Assets; (B) each right of way or easement disclosed in Exhibit A is valid and binding and in full force and effect; (C) Seller is not in breach of or default under, and to Seller’s knowledge, no other party to any such right of way or easement is in breach of or default under, in any material respect, any of the provisions of any such right of way or easement; (D) all rentals and other payments due under such rights of way and easement have been paid; (E) the consummation of the transactions contemplated by this Agreement and the Transaction Agreements and the performance of the provisions hereof or thereof will not constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation under, or give rise to any loss of any benefit under, any such right of way; and (F) except as set forth in Schedule 4.1(n)(ii)(F), such rights of way and easements cover the entire and continuous length of the Hilltop Resort Gathering System as it exists and is used today, and there are no spatial gaps in any of such rights of way or easements and such rights of way and easements grant Seller the right to construct, operate, maintain the Hilltop Resort Gathering System as it exists and is used today in, over, and across the real property covered thereby, and to receive, gather, and redeliver Seller’s gas from lands in the AMI (as such term is defined in the Gas Gathering Agreement by and between Seller and Hilltop, of even date herewith).

(iii)           To Seller’s knowledge, there are no condemnation or similar proceedings pending or threatened against any of the Subject Assets.

(iv)           Except as set forth in Schedule 4.1(n), to the knowledge of Seller, the personal property, fixtures, and improvements included in the Subject Assets are in good repair, working order and operating condition in all material respects, ordinary wear and tear excepted.

(v)           To Seller’s knowledge, no portion of the gathering system included in the Subject Assets encroaches in any respect on property of others (other than encroachments that would not materially impair the ownership or operation of the Subject Assets).

(vi)           Except as set forth in Schedule 4.1(n), no portion of the Subject Assets is subject to any preferential purchase rights or purchase options.

(o)           Permits. Schedule 4.1(o) correctly describes each license, franchise, permit, certificate, approval, or other similar authorization, excluding Environmental Permits of Seller or its Affiliates, affecting, or relating in any way to, the Subject Assets (the “Permits”) together with the name of the Governmental Authority issuing such Permit.  Except as set forth on Schedule 4.1(o), (i) each material Permit is valid and in full force and effect, (ii) Seller is not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under any such Permits, (iii) no such Permit will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby or by the Transaction Agreements, and (iv) to the knowledge of Seller, the Permits constitute all of the licenses, franchises, permits, certificates, approvals, or other similar authorizations, excluding Environmental Permits, used or necessary for the ownership and operation of the Hilltop Resort Gathering System.

(p)           Insurance Coverage.  Seller has furnished to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the ownership or operation of the Subject Assets.  There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied, or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  All premiums payable under all such policies and bonds have been timely paid and Seller has otherwise complied fully with the terms and conditions of all such policies and bonds.  Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since November 1, 2008 and remain in full force and effect.  Such policies and bonds are of the type and in amounts customarily carried by Persons conducting operations similar to the operation of the Subject Assets.  Seller does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.  After Closing, Seller shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

(q)           Regulatory Status.  No segment of the Subject Assets (i) has been acquired through the use or threatened use of the power of eminent domain, or (ii) is subject to regulation by (x) the Texas Railroad Commission as to the rates or tariffs that can or must be charged or imposed or the services that can or must be performed or (y) the Federal Energy Regulatory Commission as a natural gas company under the Natural Gas Act or a Section 311 transporter under the Natural Gas Policy Act of 1978.

(r)           No Fraudulent Transfer.  Neither Seller nor any of its Affiliates is “insolvent” (and will not become “insolvent” as a result of consummation of the transactions contemplated under this Agreement), and the Purchase Price constitutes “reasonable equivalent value” and “fair consideration” for the Subject Assets, in each case for the purposes of Section 548(a)(1)(B) of the United States Bankruptcy Code or any other applicable fraudulent conveyance or similar laws.

(s)           Books and Records.  The books and records necessary for the ownership and operation of the Subject Assets are complete and correct in all material respects and true, correct, and complete copies of such books and records have been provided to Buyer.

(t)           Reserve Report and Production.  The factual, non-interpretive production data, and information (excluding interpretive data, projections, and estimates) supplied by Seller and its Affiliates to the Reserve Engineers for purposes of preparing the reserve report, dated June 30, 2009, of the proved natural gas and oil reserve estimates of Seller and its Affiliates in Robertson and Leon Counties, Texas was true and correct in all material respects on the date supplied. Such factual, non-interpretive production data and information consisted of:  a description of the producing wells connected to the Hilltop Resort Gathering System; historical monthly and daily production data for such wells; the net revenue interests and working interests of Seller and its Affiliates in such wells; and the number of drilling rigs active as of the date of the report.  Schedule 4.1(t) sets forth the aggregate throughput data for the Hilltop Resort Gathering System included in the Subject Assets for the month of September 2009.

Section 4.2.           Representations and Warranties of Buyer As of the date hereof, Buyer represents and warrants to Seller as follows:

(a)           Organization and Qualification.  Buyer is a corporation, duly formed, validly existing, and in good standing under the laws of the State of Delaware and has the requisite power to carry on its business as it is now being conducted.

(b)           Qualification of Buyer.  Buyer has the requisite corporate power and authority required to carry on the business of owning and operating its assets, as such business is now being conducted.  Buyer is qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not be material to Buyer.

(c)           Authority.  Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  The execution, delivery, and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Buyer.

(d)           Enforceability.  This Agreement and each of the Transaction Agreements constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(e)           No Conflict or Violation.  Neither the execution and delivery of this Agreement or the Transaction Agreements nor the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby by Buyer (i) conflict with or result in a violation or breach of any provision of the certificate of formation, regulations, or other similar governing documents of Buyer or any agreement, indenture or other instrument under which Buyer is bound or (ii) violate or conflict with any Law applicable to Buyer or the properties or assets of Buyer.

(f)           Consents.  No consent, approval, authorization, or permit of, or filing with, or notification to, any Person is required for or in connection with the execution and delivery of this Agreement or any Transaction Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby by Buyer.

(g)           Actions.  There is no Action (or any basis therefor) pending against Buyer, or to the knowledge of Buyer threatened against Buyer, which could reasonably expected to have a material adverse effect on Buyer or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the Transaction Agreements.

(h)           Brokerage Fees and Commissions.  Neither Buyer nor any Affiliate of Buyer has incurred any obligation or entered into any agreement for any investment banking, brokerage, or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Seller shall incur any liability.

Article 5
Access Before Closing

Promptly following the execution of this Agreement and until the Closing Date (or earlier termination of this Agreement), Seller shall permit Buyer and its representatives (i) to have reasonable access at reasonable times in Seller’s offices to records relating to the Subject Assets, and (ii) subject to any required consent of any third Person, to conduct at reasonable times and at Buyer’s cost and expense, in the presence of representatives of Seller, reasonable inspections (but excluding any ground water or soil sampling or any other invasive testing of the Subject Assets including the real property upon which the Subject Assets are located, unless such sampling or testing is approved in advance in writing by Seller, which approval may be refused by Seller in its sole discretion) of the Subject Assets. Buyer shall indemnify the Seller Indemnified Parties from and against any and all Losses incurred or suffered by any of the Seller Indemnified Parties as a result of Buyer’s and its representatives’ access and inspections, except to the extent caused by the intentional misconduct or gross negligence of the Seller Indemnified Parties.

Article 6
Covenants of Seller and Buyer

Section 6.1.           Conduct of Business Pending Closing From the date hereof through the Closing, except as disclosed in Schedule 6.1 or as otherwise consented to or approved by Buyer, such consent not to be unreasonably withheld, delayed or conditioned, Seller covenants and agrees as provided below.

(a)           Changes in Business.  From the date hereof until the Closing Date, Seller shall operate the Subject Assets in the ordinary course consistent with past practice and shall use its reasonable best efforts to preserve intact the business organizations and relationships with third parties (including but not limited to, suppliers, customers, and Governmental Authorities) and to keep available the services of the present employees assigned to the operation of the Subject Assets.  Without limiting the generality of the foregoing and except as otherwise expressly set forth herein, from the date hereof until the Closing Date, Seller shall not:

(i)           make any material change in the conduct of the business related to the Subject Assets; and

(ii)           sell, lease, or otherwise dispose of any of the Subject Assets, except (a) any Subject Assets sold, leased, or otherwise disposed of in the ordinary course of business consistent with past practice and (b) any Subject Assets having an individual value not exceeding $20,000 and an aggregate value not exceeding $100,000.

(b)           No Liens.  Seller shall not create any express lien or security interest on any Subject Assets, except for Permitted Encumbrances created in the ordinary course of business.

(c)           Operation of Assets.  Seller shall:

(i)           cause the Subject Assets to be maintained and operated in the ordinary course of business in accordance with Seller’s past practices (including the repair or replacement of damaged, destroyed, obsolete, depreciated, non-working or non-economical items of equipment or other personal property and the investigation, monitoring and remediation of the Subject Assets as required by Environmental Laws), maintain insurance now in force with respect to the Subject Assets, and pay or cause to be paid all costs and expenses in connection therewith promptly when due in the ordinary course of business in accordance with Seller’s past practices;

(ii)           duly and timely file or cause to be filed all reports and returns required to be filed with a Governmental Authority and timely pay all amounts due in connection therewith, unless such amounts are being contested by Seller in good faith; and

(iii)           cause the value of the spare parts and inventory that are part of the Subject Assets to be maintained at levels consistent with past practices, if applicable.

Section 6.2.           Public Announcements Prior to the Closing Date, without the prior written approval of the other party hereto (which approval shall not be unreasonably withheld, delayed or conditioned), no party hereto will issue, or permit any agent, representative, or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement, its existence, or the transactions contemplated hereby, except where such release or statement is deemed in good faith by the releasing party to be required by Law or under the rules and regulations of any applicable public stock exchange on which the shares of such party or any of its Affiliates are listed.  In each case to which such exception applies, the releasing party will use its reasonable efforts to provide a copy of such release or statement to the other parties prior to releasing or making the same.  After the Closing Date, to the extent permitted by Applicable Law and under the rules and regulations of any applicable public stock exchange on which the shares of a party or any of its Affiliates are listed, the parties will confer with each other in advance regarding the respective initial public announcements proposed to be made by the parties in connection with the transactions contemplated hereby.

Section 6.3.           Actions by Parties Each party agrees to use its reasonable best efforts to satisfy the conditions to Closing set forth in Article 7 and take, or cause to be taken, and do, or cause to be done, all things reasonably necessary, proper, or advisable under applicable Laws to satisfy all of its obligations hereunder, and to cause the transactions contemplated hereunder to occur as soon as reasonably practicable, and to refrain from taking, or omit from taking, any action within its reasonable control which would cause a breach of a representation or warranty set forth herein.

Section 6.4.           Further Assurances Seller and Buyer each agree that from time to time after the Closing Date it will execute and deliver, or cause its respective Affiliates to execute and deliver, such documents, certificates, instruments and other writings, and take (or cause its respective Affiliates to take) such other actions, as may be necessary or desirable to carry out the purposes and intents of this Agreement and to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer (or Buyer’s Affiliates) good and marketable title to the Subject Assets.

Section 6.5.           Records Buyer agrees to maintain the Records until the fifth anniversary of the Closing Date, or if any of the Records pertain to any claim or dispute pending on the fifth anniversary of the Closing Date, Buyer shall maintain any of the Records designated by Seller until such claim or dispute is finally resolved and the time for all appeals has been exhausted.  Buyer shall provide Seller and its representatives reasonable access to, and the right to copy the applicable portion of, the Records for the purposes of:

(i)           preparing and delivering any accounting Records or reports provided for under this Agreement and adjusting, prorating, and settling the charges and credits provided for in this Agreement;

(ii)          complying with any Law affecting the Subject Assets prior to the Closing Date;

(iii)         preparing any audit of the books and records of any third party relating to Subject Assets prior to the Closing Date, or responding to any audit prepared by such third parties;

(iv)         preparing Tax Returns;

(v)          responding to or disputing any Tax audit or otherwise dealing with any Tax matters; or

(vi)         asserting, defending, or otherwise dealing with any claim, dispute, or Action under this Agreement or with respect to the Subject Assets.

In no event shall Buyer or any of its Affiliates destroy any Records without giving Seller sixty (60) days’ advance written notice thereof and the opportunity, at Seller’s expense, to obtain such Records prior to their destruction.

Section 6.6.           Certain Filings Seller and Buyer shall cooperate with one another and assist each other:

(i)           in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals in connection with the consummation of the transactions contemplated by this Agreement; and

(ii)           in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers, including giving all notices to third parties and using its reasonable best efforts to obtain all third party consents necessary, proper, or advisable to consummate the transactions contemplated hereunder.

Section 6.7.           Regulatory Approvals If Buyer or Seller decide that approval of a Governmental Authority is required to permit Seller or Buyer to continue to use any Permits with respect to the Subject Assets after Closing, Buyer and Seller shall, as promptly as practicable after the date of this Agreement, cooperate in filing the required applications and notices with the appropriate Governmental Authorities seeking authorization to confirm Seller’s continued right to use such Permits or to transfer or assign such Permits to Buyer (the “Regulatory Approvals”) as necessary.  Each party agrees to use its reasonable best efforts to obtain the Regulatory Approvals and the parties agree to cooperate fully with each other and with all Governmental Authorities to obtain the Regulatory Approvals at the earliest practicable date.

Section 6.8.          Expenses And Revenues Expenses.  To the extent there are any costs and expenses attributable to the ownership or operation of the Subject Assets that have not already been taken into account in determining the Adjusted Purchase Price, (i) Seller shall be entitled to be reimbursed by Buyer for any costs and expenses paid by Seller for any period after the Closing Date and attributable to the ownership or operation of the Subject Assets after the Closing Date; provided, however, that Seller shall not be entitled to be reimbursed for any Taxes paid by Seller under Article 11 hereof and (ii) Buyer shall be entitled to be reimbursed by Seller for any costs and expenses paid by Buyer for any period prior to the Closing Date and attributable to the ownership or operation of the Subject Assets prior to the close of business on the Closing Date.  Buyer and Seller agree to reimburse each other for all such costs and expenses within ten (10) Business Days after receipt from Buyer or Seller, as appropriate, of a notice of reimbursement accompanied by written evidence of the underlying payment on account of such costs and expenses.

(b)          Revenues.  To the extent there are any revenues, proceeds, and monies attributable to the ownership or the operation of the Subject Assets that have not already been taken into account in determining the Adjusted Purchase Price, (i) Buyer shall be entitled to be reimbursed by Seller for any revenues, proceeds, and other monies received by Seller attributable to the ownership or operation of the Subject Assets after the Closing Date and (ii) Seller shall be entitled to be reimbursed by Buyer for any revenues, proceeds, and other monies received by Buyer attributable to the ownership or operation of the Subject Assets prior to the close of business on the Closing Date.  To the extent that either Buyer or Seller receives such revenue, proceeds and monies, Buyer and Seller agree to promptly (within ten (10) Business Days) remit such proceeds to the designated bank account of Seller or Buyer, as appropriate.

Section 6.9.          Certain Rights of Way and Consents Buyer agrees to bear Buyer’s Proportionate Share of all third party costs and expenses incurred or to be incurred by Seller in connection with resolving the gaps set forth on Schedule 4.1(n)(ii)(F) (including the costs of acquiring rights of way from the surface owners and, if applicable, the costs of obtaining alternative rights of way and constructing alternative pipelines) or obtaining the consents set forth on Schedule 4.1(f). Within three (3) Business Days of notice from Seller of such amounts, Buyer shall pay such amounts to Seller to the account designated by Seller.

Article 7
Closing Conditions

Section 7.1.           Seller’s Closing Conditions The obligation of Seller to proceed with the Closing contemplated hereby is subject, at the option of Seller, to the satisfaction on or prior to the Closing Date of all of the following conditions:

(a)           Representations, Warranties, and Covenants.  (i) The representations and warranties of Buyer contained in Section 4.2 of this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true and correct in all material respects on and as of the Closing Date (after excluding the effect of any materiality qualifications set forth in any such representation or warranty), and (ii) the covenants and agreements of Buyer to be performed on or before the Closing Date shall have been duly performed in all material respects in accordance with this Agreement.

(b)           Officer’s Certificate.  Seller shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of Buyer, to the effect that the conditions set forth in Section 7.1(a) have been satisfied and attaching evidence of the requisite corporate actions of Buyer authorizing the execution, delivery and performance of this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby.

(c)           Closing Documents.  On or prior to the Closing Date, Buyer or its Affiliates shall have executed and delivered, or be standing ready to execute and deliver at Closing, all agreements, instruments, and other documents required to be delivered by Buyer or its Affiliates under Section 8.3.

(d)           No Action.  No suit, action, or other proceeding shall be pending or threatened before any court or Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover damages from Seller or its Affiliates resulting therefrom and no written notice shall have been received from any Governmental Authority indicating an intent to prevent, materially delay, or restructure the transactions contemplated hereunder.

(e)           Consents.  All consents, waivers, authorizations, and approvals listed in Schedule 7.1(e) shall have been obtained or waived on or before the Closing Date, in each case in form and substance reasonably satisfactory to Seller.

(f)           Other Regulatory Approvals.  All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been taken, made or obtained.

Section 7.2.           Buyer’s Closing Conditions The obligation of Buyer to proceed with the Closing contemplated hereby is subject, at the option of Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:

(a)           Representations, Warranties, and Covenants.  (i) The representations and warranties of Seller in Section 4.1 of this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true and correct in all material respects on and as of the Closing Date (after excluding the effect of any materiality qualifications set forth in any such representation or warranty), and (ii) covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects in accordance with this Agreement.

(b)           Officer’s Certificate.  Buyer shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of Seller, to the effect that the conditions set forth in Section 7.2(a) have been satisfied and attaching evidence of the requisite corporate actions of the General Partner authorizing the execution, delivery and performance of this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby.

(c)           Closing Documents.  On or prior to the Closing Date, Seller shall have executed and delivered, or be standing ready to execute and deliver at the Closing, all agreements, instruments, and documents required to be delivered by Seller under Section 8.2.

(d)           No Action.  No suit, action, or other proceeding shall be pending or threatened before any court or Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover damages from Buyer or any Affiliate of Buyer resulting therefrom and no written notice shall have been received from any Governmental Authority indicating an intent to prevent, materially delay, or restructure the transactions contemplated hereunder.

(e)           Consents.  All consents, waivers, authorizations, and approvals set forth in Schedule 7.2(e) shall have been obtained or waived on or before the Closing Date, in each case in form and substance reasonably satisfactory to Buyer.

(f)           Other Regulatory Approvals.  All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been taken, made or obtained.

Article 8
Closing

Section 8.1.           Closing The Closing shall be held on the Closing Date at 10:00 a.m., Houston time, at the offices of Andrews Kurth LLP at 600 Travis Street, Suite 4200, Houston, Texas, 77002 or at such other time or place as Seller and Buyer may otherwise agree in writing.

Section 8.2.         Seller’s Closing Deliverables At Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer the following:

(i)           the assignment agreement and bill of sale in substantially the form of Exhibit 8.2(i) (the “Assignment and Bill of Sale”) and such other conveyance and transfer instruments under which the Subject Assets will be assigned and transferred to Buyer;

(ii)          the officer’s certificates referred to in Section 7.2(b); and

(iii)         a non-foreign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the IRC, in form attached hereto as Exhibit 8.2(iii), dated as of the Closing Date.

Section 8.3.         Buyer’s Closing Deliverables At Closing, Buyer shall deliver, or cause to be delivered, the Estimated Adjusted Purchase Price and the Closing Property Tax Payment to Seller in immediately available funds to the bank account as provided in Section 3.2, and Buyer shall execute and deliver, or cause to be executed and delivered, to Seller the following:

(i)           the Assignment and Bill of Sale executed by Buyer; and

(ii)          the officer’s certificate of Buyer referred to in Section 7.1(b).

Article 9
Indemnification

Section 9.1.         Indemnification by Buyer From and after the Closing Date, Buyer shall indemnify and hold harmless Seller, its Affiliates, and its and their directors, officers, employees, representatives, agents, successors, and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred or suffered by any of Seller Indemnified Parties (i) for any breach of Buyer’s representations or warranties made in this Agreement; (ii) for any breach of the covenants or obligations made or to be performed by Buyer under this Agreement; and (iii) relating to connecting the gaps in the pipeline set forth on Schedule 4.1(n)(ii)(F) or obtaining the consents set forth on Schedule 4.1(f) or the ownership, operation, maintenance or other use of the applicable Subject Assets prior to the acquisition of right of way instruments connecting such gaps or obtaining such consents, provided that the indemnity in this clause (iii) shall be limited to Buyer’s Proportionate Share of such Losses.

Section 9.2.         Indemnification by Seller From and after the Closing Date, Seller shall indemnify and hold harmless Buyer, its Affiliates, and its and their directors, officers, employees, representatives, agents, successors, and permitted assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses incurred or suffered by any of Buyer Indemnified Parties (i) for any breach of Seller’s representations or warranties made in this Agreement, (ii) for any breach of the covenants or obligations made or to be performed by Seller and its Affiliates pursuant to Section 2.3, (iii) for any breach of the remaining covenants or obligations made or to be performed by Seller and its Affiliates under this Agreement, and (iv) for the Excluded Liabilities.  Notwithstanding anything in this Agreement to the contrary, Seller shall not be required to indemnify any Buyer Indemnified Party pursuant to clause 9.2(i) or (ii), (A) unless and only to the extent the aggregate of all Losses for which Seller would be liable under clause 9.2(i) or (ii) exceeds one percent (1%) of the Purchase Price, and (B) to the extent Losses for which Seller would be liable under clause 9.2(i) and (ii) exceed $550,000 in the aggregate; provided, that, such limitations shall not apply to Losses incurred or suffered for any breach of the representations and warranties contained in Section 4.1(c) (Authority), Section 4.1(d) (Enforceability), Section 4.1(i) (Brokerage Fees and Commissions), or Section 4.1(m) (Tax Matters).  Notwithstanding anything in this Agreement to the contrary, with respect to Losses relating to the Hilltop Resort Gathering System, Seller’s liability to Buyer pursuant to this Agreement shall be limited to Buyer’s Proportionate Share of such Losses.

(b)         Notwithstanding Section 12.8, the Buyer Indemnified Parties may assign their rights under Section 9.2(a) to Hilltop.

Section 9.3.         Third Party Claims If a claim by a third party a (“Third Party Claim”) is made against a Seller Indemnified Party or a Buyer Indemnified Party (an “Indemnified Party”), and if such party intends to seek indemnity with respect thereto under Section 9.1 or Section 9.2, such Indemnified Party shall promptly furnish written notice to the indemnifying party (the “Indemnitor”) of such claims.  The Indemnitor shall have thirty (30) days after receipt of such notice to undertake, conduct, and control (through counsel of its own choosing and at its own expense) the defense thereof.  If the Indemnitor elects to undertake the defense of any Third Party Claim, the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnitor shall not settle any such Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed) unless the relief consists solely of money damages and includes a provision whereby the plaintiff or claimant in the matter releases Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, from all liability with respect thereto.  The Indemnitor shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (however, the fees and expenses of such counsel shall be borne by such Indemnified Party except if (i) the Indemnified Party shall have determined reasonably and in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnitor inappropriate or (ii) the Indemnitor shall have authorized the Indemnified Party to employ separate legal counsel at the Indemnitor’s expense).  So long as the Indemnitor, at Indemnitor’s cost and expense, (i) has undertaken the defense of such claim, (ii) is reasonably contesting such claim in good faith, by appropriate proceedings, and (iii) has taken such action (including the posting of a bond, deposit, or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of the Indemnified Party for payment of such claim, the Indemnified Party shall not pay or settle any such claim.  If within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder, the Indemnitor does not notify the Indemnified Party that it elects (at Indemnitor’s cost and expense) to undertake the defense thereof or gives such notice and thereafter fails to contest such claim in good faith or to prevent action to foreclose a lien against or attachment of the Indemnified Party’s property as contemplated above, the Indemnified Party shall have the right to contest but shall not settle and/or compromise the claim and, to the extent the actions taken by the Indemnified Party in settling or compromising such claim are reasonable and in good faith, the Indemnified Party shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

Section 9.4.         Survival The representations and warranties of the parties in this Agreement or in any certificate or other writing delivered in connection herewith shall survive until eighteen (18) months after the Closing; provided, that the representations and warranties contained in Section 4.1(m) (Tax Matters) shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations (including any extensions thereof).  The covenants and agreements contained herein shall expire as of the Closing Date; provided that agreements or covenants in this Agreement that by their terms contemplate performance after Closing shall survive until performed in full.

Section 9.5.         Purchase Price Adjustment Any amount paid by Seller or Buyer under this Article 9 will be treated as an adjustment to the Purchase Price.

Section 9.6.         Exclusive Remedy Except as otherwise provided in Article 5, after the Closing Date, the remedies provided in this Article 9 shall be the sole and exclusive remedies hereunder for any breach hereof, and shall preclude assertion by an Indemnified Party of any other rights or the seeking of any and all other remedies against an Indemnifying Party for claims for breach hereof, whether arising in contract, tort or otherwise.

Section 9.7.        Disclaimers BUYER ACKNOWLEDGES AND AGREES THAT BUYER IS EXPERIENCED IN THE OWNERSHIP AND OPERATION OF PROPERTIES SIMILAR TO THE SUBJECT ASSETS AND THAT BUYER PRIOR TO THE CLOSING DATE WILL HAVE INSPECTED THE SUBJECT ASSETS TO ITS SATISFACTION AND IS QUALIFIED TO MAKE SUCH INSPECTION.  WITHOUT LIMITING ANY OF SELLER’S REPRESENTATIONS IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, BUYER ACKNOWLEDGES THAT IT IS FULLY RELYING ON BUYER’S (OR BUYER’S REPRESENTATIVES’) INSPECTIONS, EXAMINATIONS AND EVALUATIONS OF THE SUBJECT ASSETS AND NOT UPON ANY STATEMENTS (ORAL OR WRITTEN) WHICH MAY HAVE BEEN MADE OR MAY BE MADE (OR PURPORTEDLY MADE) BY SELLER OR ANY OF ITS REPRESENTATIVES.  BUYER ACKNOWLEDGES THAT BUYER HAS (OR BUYER’S REPRESENTATIVES HAVE), OR PRIOR TO THE CLOSING DATE WILL HAVE, THOROUGHLY INSPECTED AND EXAMINED THE SUBJECT ASSETS TO THE EXTENT DEEMED NECESSARY BY BUYER IN ORDER TO ENABLE BUYER TO EVALUATE THE CONDITION OF THE SUBJECT ASSETS AND ALL OTHER ASPECTS OF THE SUBJECT ASSETS (INCLUDING, BUT NOT LIMITED TO, THE ENVIRONMENTAL CONDITION OF THE SUBJECT ASSETS), AND BUYER ACKNOWLEDGES THAT BUYER IS RELYING SOLELY UPON ITS OWN (OR ITS REPRESENTATIVES’) INSPECTION, EXAMINATION AND EVALUATION OF THE SUBJECT ASSETS (EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS).  AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT AND THE PURCHASE, BUYER HEREBY AGREES TO ACCEPT THE SUBJECT ASSETS ON THE CLOSING DATE IN ITS AS-IS, WHERE-IS CONDITION, WITH ALL FAULTS AND DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THE PROVISIONS OF THIS SECTION 9.7 SHALL SURVIVE THE CLOSING.

Section 9.8.         Waiver EACH PARTY HEREBY AGREES THAT THE OTHER PARTY SHALL NOT BE LIABLE FOR ANY SPECIAL, DIRECT, INDIRECT, CONSEQUENTIAL, OR OTHER DAMAGES) RESULTING OR ARISING FROM OR RELATED TO THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT OR THE SUBJECT ASSETS OR THE OWNERSHIP, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR OR OPERATION THEREOF.  EXCEPT ONLY AS MAY BE DIRECTLY AND PROXIMATELY CAUSED BY ANY BREACH BY SELLER OF ITS REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, BUYER EXPRESSLY RELEASES AND AGREES NOT TO SUE ANY OF THE SELLER INDEMNIFIED PARTIES FOR (TO THE EXTENT ALLOWED BY APPLICABLE LAW) ANY CLAIMS UNDER FEDERAL, STATE OR OTHER LAW (INCLUDING, BUT NOT LIMITED TO COMMON LAW, WHETHER SOUNDING IN CONTRACT OR TORT, AND ANY AND ALL ENVIRONMENTAL LAWS) THAT BUYER MIGHT OTHERWISE HAVE OR LATER ACQUIRE AGAINST SELLER INDEMNIFIED PARTIES RELATING TO THE USE, CHARACTERISTICS OR CONDITION OF THE SUBJECT ASSETS.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THE PROVISIONS OF THIS SECTION 9.8 SHALL SURVIVE THE CLOSING.

Article 10
Termination

Section 10.1.       Termination of Agreement This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(i)           by Buyer, as provided in Section 12.4;

(ii)          by the mutual written consent of Seller and Buyer; or

(iii)         if the Closing has not occurred by the close of business on December 1, 2009, then (a) by Seller if any condition specified in Section 7.1 has not been satisfied on or before such close of business, and shall not theretofore have been waived in writing by Seller, or (b) by Buyer if any condition specified in Section 7.2 has not been satisfied on or before such close of business, and shall not theretofore have been waived in writing by Buyer; provided, in each case, that the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by the party or parties or its Affiliates seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein on the part of such party or parties that is required to be fulfilled on or prior to Closing.

Section 10.2.       Effect of Termination In the event of termination of this Agreement by Seller or Buyer under Section 10.1, written notice thereof shall forthwith be given by the terminating Party to the other Party, and this Agreement shall thereupon terminate; provided that each Party shall remain liable for any material breach by such Party of this Agreement prior to the date of termination.  Following such termination, the provisions of this Section 10.2, Section 12.2, and Section 12.6 shall survive any termination hereof.  If this Agreement is terminated as provided herein all filings, applications, and other submissions made to any Governmental Authority shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made.

Article 11
Taxes

Section 11.1.       Allocation of Taxes Transfer Taxes.  Any Transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be borne by Buyer.

(b)           Property Taxes.  Property Taxes for any taxable period in which the Closing Date occurs shall be prorated between Seller and Buyer on a per diem basis (with Seller liable for the Property Taxes for the portion of the taxable period prior to November 1, 2009 (the “Pre-Closing Tax Period”) and Buyer liable for the Property Taxes for the portion of the taxable period beginning on November 1, 2009 (the “Post-Closing Tax Period”)).  Not later than five (5) days prior to the Closing Date, Seller shall deliver to Buyer Seller’s calculation of the portion of the Property Taxes owed to each Governmental Authority for the Post-Closing Tax Period (in the aggregate, the “Closing Property Tax Payment”) and any Tax bills or other information supporting such calculation.  At the Closing, Buyer shall pay to Seller the Closing Property Tax Payment. Seller shall pay or cause to be paid to the appropriate Governmental Authorities the Property Taxes relating to the tax period in which the Closing Date occurs.  To the extent any Property Taxes imposed on or with respect to the Subject Assets for a taxable period that contains the Closing Date are not finally determined as of the Closing Date, the prorated Property Taxes shall be calculated by multiplying (i) the Property Tax appraised values for the current taxable period, if determined as of Closing Date, or the Property Tax appraised values for the immediately preceding taxable period if such values have not been determined for the current taxable period as of Closing Date, by (y) the Property Tax rates for the relevant taxing units in which the Subject Asset are located for the current taxable period if such rates have been determined or, to the extent such Tax rates have not been determined, the Tax rates for the immediately preceding taxable period.  Upon receipt of the Property Tax bills for the taxable period that contains the Closing Date, Seller shall calculate the prorated Property Taxes and shall bill Buyer for the amount, if any, by which Buyer’s prorated Property Taxes for the Post-Closing Tax Period exceed the estimated amount of Buyer’s prorated Property Taxes for the Post-Closing Tax Period paid at Closing, with Buyer making such payment within twenty (20) days of receipt of such bill, or shall refund to Buyer within twenty (20) days the amount, if any, by which Buyer’s prorated Property Taxes for the Post-Closing Tax Period are less than the estimated amount of Buyer’s prorated Property Taxes for the Post-Closing Tax Period paid at Closing.  Buyer shall promptly forward to Seller any Property Tax bills for the taxable period that contains the Closing Date that are received by Buyer.

(c)           Allocation of Other Taxes.  Except as set forth in Section 11.1(a) and (b), Seller shall be responsible for all Taxes imposed on or with respect to the Subject Assets that are attributable to any whole or partial taxable period before November 1, 2009, and Buyer shall be responsible for all Taxes imposed on or with respect to the Subject Assets that are attributable to any whole or partial taxable period on or after November 1, 2009.

Section 11.2.       Cooperation Buyer and Seller will cooperate with each other and with each other’s respective agents, including accounting firms and legal counsel, in connection with the preparation or audit of any Tax Return or report and any Tax claim or litigation in respect of the Subject Assets that include whole or partial taxable periods, activities, operations, or events on or prior to the Closing Date, which cooperation shall include, but not be limited to, making available during normal business hours employees, if any, or original documents, or either or both of them, for the purpose of providing testimony and advice (the cost of which shall be borne by the requesting party).  In the event of a contest with a Tax authority regarding Taxes relating to the Subject Assets for which Seller is wholly responsible hereunder, Seller shall have the right to control the contest; provided, however that Seller shall not settle any such contest in a manner that would materially adversely affect the Subject Assets or Buyer for any tax period after the Closing Date.  In a contest with a Tax authority regarding Taxes related to the Subject Assets for which Seller and Buyer are jointly responsible hereunder, Seller and Buyer shall jointly control the contest in good faith with each other.  Reasonable out-of-pocket expenses with respect to such contests shall be borne by the parties pro-rata in accordance with their responsibility for such Taxes as set forth in this Agreement.

Article 12
Other Provisions

Section 12.1.       Counterparts This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 12.2.       Governing Law This Agreement and the respective rights and obligations of the parties to this transaction shall be governed by, interpreted, and enforced in accordance with the laws of the State of Texas.

Section 12.3.       Arbitration Agreement to Arbitrate.  Any claim, counterclaim, demand, cause of action, dispute, or any other controversy arising out of or relating in any way to this Agreement, the subject matter of this Agreement, or the relationship between the Parties created by this Agreement (each a “Dispute”), shall be resolved by binding arbitration in accordance with the terms of this Section 12.3.  A Dispute must be resolved through arbitration regardless of whether the Dispute involves claims that the Agreement is unlawful, unenforceable, void, or voidable or involves claims sounding in tort, contract, statute or common law.  The validity, construction and interpretation of this agreement to arbitrate, and all other procedural aspects of the arbitration conducted pursuant hereto, shall be decided by the arbitral tribunal.

(b)           Rules and Applicable Law.  Any arbitration of a Dispute shall be administered by the American Arbitration Association (“AAA”) and conducted in accordance with the Commercial Arbitration Rules (the “Rules”) of the AAA in existence at the time of the arbitration.  In resolving any Dispute, the arbitral tribunal shall refer to the governing law as specified in Section 12.2, provided that legal issues relating to arbitration procedure or the scope or enforceability of the arbitration agreement shall be governed by the Federal Arbitration Act.  The arbitral tribunal shall not be empowered to award exemplary, punitive, indirect, consequential, remote, speculative, treble, multiple or special damages, and the Parties waive any right they may have to recover such damages from one another.

(c)           Location of the Proceeding.  The seat (or legal place) and venue of the arbitration shall be in Houston, Texas.

(d)           Parties.  This Section 12.3 shall apply to any Dispute between the Parties, and it shall also apply to any (a) Dispute between a Party and any Affiliate of the other Party, (b) Dispute between a Party and any officer, director, employee, representative, agent, successor or assign of the other Party or of an Affiliate of such other Party, (c) Dispute between an Affiliate of one Party and an Affiliate of the other Party, and (d) Dispute between an Affiliate of a Party and an officer, director, employee, representative, agent, successor or assign of the other Party or of an Affiliate of the other Party.  With regard to any Dispute, the Affiliates of the Parties and the officers, directors, employees, representatives, agents, successors and assigns of the Parties, and their Affiliates, are intended third party beneficiaries of the agreement to arbitrate set out in this Section 12.3.

(e)           Selection of the Arbitral Tribunal.  The Dispute shall be decided by a panel of three neutral arbitrators.  The claimant shall nominate an arbitrator at the time it serves its request for arbitration.  The respondent shall nominate an arbitrator at the time it serves its response to the request for arbitration.  If a Party fails to appoint an arbitrator, then that arbitrator shall be appointed in accordance with the Rules.  The two arbitrators shall together agree upon a third arbitrator to recommend to the AAA to chair the arbitration.  If the two party-appointed arbitrators are unable to agree upon an arbitrator within fifteen (15) days of the respondent’s appointment of an arbitrator, then the chairman shall be chosen according to the Rules.

(f)           Interim Measures and Provisional Remedies. The arbitral tribunal is authorized to award interim measures, provisional remedies or injunctive relief, which may be enforced by the arbitral tribunal or by a court of law.  In the event of an emergency or if one of the arbitrators is unavailable, then the chairman is authorized to award interim measures or injunctive relief, which may upon the request of a Party be reviewed by the entire arbitral tribunal.

(g)           The Award.  The award shall be final and binding.  The award shall be required to be in writing, stating the award and the reasons therefor.

(h)           Enforcement of Award by a Court.  Any arbitration award may be enforced by the courts sitting in Houston, Texas or any other court of competent subject matter jurisdiction (including any jurisdiction in which a Party holds or keeps assets).  The Parties further agree that any action to challenge, vacate or set aside the Award in whole or in part must be brought in the courts sitting in Houston, Texas.  The Parties agree to waive any objections they may have to personal jurisdiction, venue, or forum non-conveniens for any action brought to enforce the award in the courts sitting in Houston, Texas or any other jurisdiction where a Party holds or keeps assets.

(i)           Costs and Attorneys Fees.  The arbitral tribunal is authorized to award costs of the arbitration in its award and to allocate costs between the Parties, including (a)  the fees and expenses of the arbitrators; (b) the costs of assistance required by the tribunal, including the fees and expenses of its experts; (c) the fees and expenses of the AAA; (d)  the reasonable costs for legal representation of a successful Party, including attorneys’ fees, expert witness fees, out of pocket costs and other expenses; and (e) any such costs incurred in connection with an application for interim or emergency measures.

(j)           Severability.  If any provision of this arbitration provision is found by a court to be unenforceable or unlawful, then it shall be severed from this Agreement and the remaining terms shall be enforced as written.

Section 12.4.        Casualty Loss Prior to Closing Non-Material Casualty.  If, prior to Closing, any part of the Subject Assets is damaged or destroyed by fire, flood, storm, or other casualty, are taken in condemnation or under the right of eminent domain or proceedings for such purposes are pending or threatened (a “Casualty”), if in Buyer’s reasonable good faith estimation the amount of aggregate damage caused by one or more Casualties does not exceed $111,000 (the “Casualty Threshold”), Buyer shall proceed to purchase the Subject Assets and, at Seller’s election, either (i) the Purchase Price shall be reduced by the amount of the repair or replacement cost thereof, as applicable, of the damaged or destroyed Subject Assets or (ii) Seller shall diligently proceed to make the applicable repairs or restoration at Seller’s sole cost and expense.

(b)           Material Casualty.  If, prior to Closing, any part of the Subject Assets is damaged or destroyed by a Casualty and the amount of aggregate damage caused by one or more Casualties exceeds the Casualty Threshold, Seller shall promptly notify Buyer of such Casualty.  Buyer will then have a right to terminate this Agreement by written notice to Seller.  If Buyer does not elect to so terminate this Agreement, Buyer shall proceed to purchase the Subject Assets, and the Purchase Price shall be reduced by the repair cost or replacement cost, as applicable, of such damaged or destroyed Subject Assets.  All repair and replacement costs shall be determined jointly by Seller and Buyer.

Section 12.5.      Entire Agreement This Agreement (including the Confidentiality Agreement), the Transaction Agreements and the Appendices, Schedules, and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations, or warranties between the parties other than those set forth or referred to herein.

Section 12.6.       Expenses Except as otherwise provided herein, all other costs and expenses incurred by each party hereto in connection with all things required to be done by it hereunder, including attorney’s fees, accountant fees and the expense of environmental and title examination, shall be borne by the party incurring such costs and expenses.

Section 12.7.       Notices All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, by United States Mail, telecopy, telefax, or other electronic transmission service to the appropriate address or number as set forth below.  Notices to Seller shall be addressed as follows:

Gastar Exploration Ltd.
1331 Lamar, Suite 1080
Houston, Texas 77010
Attention:  Mr. Michael Gerlich
Telecopy No.: (713) 739-0458

or at such other address and to the attention of such other Person as Seller may designate by written notice to Buyer.  Notices to Buyer shall be addressed to:

Presco, Inc.
10200 Grogan’s Mill Road, Suite 520
The Woodlands, Texas 77380
Attention:  Mr. David R. Wheeler
Telecopy No: (281) 292-7766

or at such other address and to the attention of such other Person as Buyer may designate by written notice to Seller.

Section 12.8.       Successors and Assigns This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.  Neither Buyer nor Seller may assign any of its rights or obligations under this Agreement without the prior consent of the other; provided that Buyer may assign any or all of its rights and interests hereunder to one or more of its Affiliates or designate one or more of its Affiliates; provided further that Buyer shall remain liable for its obligations hereunder.  Seller will execute and deliver such documents or instruments as may be reasonably requested by Buyer to effectuate any such assignment. Any such assignment in violation of this Section 12.8 shall be void and of no force or effect.

Section 12.9.       Amendments and Waivers This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.  Any party hereto may, only by an instrument in writing, waive compliance by another party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with.  The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 12.10.     Appendices, Schedules and Exhibits All Appendices, Schedules, and Exhibits hereto which are referred to herein are hereby made a part hereof and incorporated herein by such reference.

Section 12.11.     Interpretation and Rules of Construction This Agreement shall not be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement.  Each party agrees that this Agreement has been purposefully drawn and correctly reflects such party’s understanding of the transaction that it contemplates.  In construing this Agreement:

(i)           examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(ii)          the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

(iii)         a defined term has its defined meaning throughout this Agreement and each Appendix, Exhibit, and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(iv)        each Exhibit and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement (including Appendix A which shall be considered part of the main body of this Agreement) and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail; and

(v)         the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.

Section 12.12.     Agreement for the Parties’ Benefit Only Except as specified in Article 9, which are also intended to benefit and to be enforceable by any of the indemnified parties under Article 9, this Agreement is not intended to confer upon any Person not a party hereto any rights or remedies hereunder, and no Person, other than the parties hereto or the indemnified parties is entitled to rely on any representation, warranty, covenant, or agreement contained herein.  In each case, such third party beneficiary may only bring suit against the defaulting party or parties.

Section 12.13.      Severability If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 12.14.      Time of Essence Time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

[Signature pages follow.]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of Seller and Buyer as of the day first above written.

Seller:

GASTAR EXPLORATION TEXAS, LP

BY: GASTAR EXPLORATION TEXAS LLC, its general partner

By:	/s/ Michael A. Gerlich
Name: Michael A. Gerlich
Title: Secretary and Treasurer

Signature Page to Purchase and Sale Agreement –Gastar and Presco

Buyer:

PRESCO, INC.

By:	/s/ David R. Wheeler
Name: David R. Wheeler
Title: Secretary

Signature Page to Purchase and Sale Agreement –Gastar and Presco

APPENDIX A
TO
PURCHASE AND SALE AGREEMENT

DEFINITIONS

“AAA” is defined in Section 12.3(b).

“Action” means any action, suit, proceeding, investigation, condemnation, or audit by or before any court or other Governmental Authority or any arbitration proceeding.

“Adjusted Purchase Price” is defined in Section 3.1.

“Affiliate” means, as to the Person specified, any Person controlling, controlled by or under common control with such specified Person.  The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.  No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Agreed Rate” means an annual rate of interest equal to the lesser of (i) the interest rate that is publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate and (ii) the maximum rate of interest allowed from time to time by Law.

“Agreement” is defined in the preamble.

“Arbitrator’s Closing Statement” is defined in Section 3.3(b).

“Assets” means Buyer’s Proportionate Share of Seller’s right, title and interest to:

(i)           the easements, rights of way, servitudes, licenses, permits, other real property rights and similar instruments owned or held by Seller or its Affiliates in connection with the Hilltop Resort Gathering System, including but not limited to the pipeline system and related facilities located thereon, all as more fully described in Exhibit A;

(ii)          all equipment, personal property, fixtures and other improvements held for use or used by Seller or its Affiliates in connection with the Hilltop Resort Gathering System, whether owned or leased, including all pipes, valves, compressors, meters, machinery, pumps, dehydrators, towers, liquids extractors, storage tanks, storage sheds, pump houses, instrumentation, and other equipment and facilities, in each case including those listed on Exhibit A; and

(iii)         supplies, inventory, and other spare parts and materials used or held for use in connection with the Hilltop Resort Gathering System.

 “Assignment and Bill of Sale” is defined in Section 8.2(i).

“Business Day” means any day which is not a Saturday, Sunday, or legal holiday recognized by the federal government of the United States of America.

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 9.2.

“Buyer’s Proportionate Share” means 11%.

Appendix A to
Purchase and Sale Agreement

“Casualty” is defined in Section 12.4(a).

“Casualty Threshold” is defined in Section 12.4(a).

“Closing” means the consummation of the transaction contemplated by Article 8.

“Closing Date” means the first day of the month following the date on which the conditions to Closing in Article 8 are either satisfied or waived by the Party entitled to waive such conditions, or such other date mutually agreed to by Seller and Buyer.

“Closing Property Tax Payment” is defined in Section 11.1(b).

“Closing Statement” is defined in Section 3.2.

“Closing Statement Arbitrator” is defined in Section 3.3(b).

“Code” means the Internal Revenue Code of 1985, as amended from time to time and the regulations promulgated thereunder.

“Dispute” is defined in Section 12.3(a).

“Dedicated Properties” means the oil and gas leases and other interests described in Exhibit C.

“Environmental Laws” means any and all applicable Laws, judgments or legally enforceable directives of any Governmental Authority with lawful jurisdiction over the Subject Assets and relating to: (i) pollution, protection of the environment (including air, water and land), natural resources or human health and safety (but only to the extent that human health and safety relate to exposure to Hazardous Materials); and (ii) generation, processing, use, distribution, handling, treatment, storage, disposal, transportation, or release, of Hazardous Materials.  “Environmental Laws” shall include the Clean Air Act, 42 U.S.C. § 7401 et seq., the Resource Conservation Recovery Act, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§11001 et seq., and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§136 et seq, each as amended and in effect as of the Closing Date and all related regulations or legally enforceable formal governmental interpretations thereof.

“Environmental Liabilities” means any and all costs (including, but not limited to, remediation and monitoring costs), damages, liabilities, monetary settlement amounts, expenses, penalties, fines, prejudgment and post-judgment interest, court costs and reasonable attorneys’ fees (i) pursuant to any order, notice of violation, legally enforceable directive, injunction, judgment, or settlement by any Governmental Authority to the extent arising under Environmental Laws, (ii) pursuant to any claim, demand or cause of action brought by a Governmental Authority or other third Person for personal injury, property damage, damage to natural resources, or remedial obligations pursuant to Environmental Law, or (iii) otherwise arising out of unlawful disposal, or unauthorized release of any Hazardous Material.

“Environmental Permits” means any and all permits, licenses, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws.

“Estimated Adjusted Purchase Price” is defined in Section 3.2.

“Excluded Assets” means the properties, assets, rights, and interests described in Exhibit B.

“Excluded Liabilities” is defined in Section 2.3.

“Final Closing Statement” is defined in Section 3.3(b).

Appendix A to
Purchase and Sale Agreement

“Final Settlement Date” is defined in Section 3.3(a).

“General Partner” is defined in Section 4.1(a).

“Governmental Authority” means (i) the United States of America, (ii) any state, county, municipality or other governmental subdivision within the United States of America, and (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, municipality or other governmental subdivision within the United States of America.

“Hazardous Material” means any substance, waste, material, chemical, pollutant or contaminant regulated under any Environmental Law including: (i) any “pollutant”, “contaminant”, “toxic substance”, “hazardous waste”, “solid waste”, “hazardous substance” or “hazardous material” as defined under any Environmental Law, and (ii) any radioactive material, radon, asbestos, asbestos-containing material, polychlorinated biphenyls and petroleum, its derivatives, products, byproducts and hydrocarbons.

“Hilltop” means Hilltop Resort GS, LLC.

“Hilltop Resort Gathering System” is defined in the recital.

“Indemnified Party” is defined in Section 9.3.

“Indemnitor” is defined in Section 9.3.

“IRC” means the Internal Revenue Code of 1986, as amended.

“knowledge of Seller”, “Seller’s knowledge” or any phrase of similar import means the actual knowledge of J. Russell Porter (CEO), Michael A. Gerlich (CFO), Henry Hansen (VP Land) or David Rhodes (VP Completions and Operations).

“knowledge of Buyer”, “Buyer’s knowledge” or any phrase of similar import means the actual knowledge of David R. Wheeler (Executive Vice President, Treasurer and Secretary), Kim R. W. Bennetts (Vice President, Exploration) or John J. Goodwin (Vice President, Land and Assistant Secretary).

“Law” means any applicable statute, law (including common law), ordinance, regulation, rule, ruling, order, writ, injunction, decree, treaty, permit or other legally enforceable official act of or by any Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind in respect of such property or asset.

“Losses” means all claims, liabilities, losses, causes of action, judgments, demands, settlements, taxes, fines, penalties, damages, obligations, litigation, lawsuits, administrative proceedings, administrative investigations, costs, and expenses, including reasonable attorneys’ consultants’ and experts’ fees, court costs, and other costs of suit.

“Material Adverse Effect” means any change, event, or effect that is or would reasonably expected to be, individually or in the aggregate, materially adverse to the business related to, results of operations of or condition (financial or otherwise) of, or prospects for, the Subject Assets, taken as a whole, excluding any effect resulting from any change in economic, industry or market conditions (whether general or regional in nature).

“Navasota” means Navasota Resources Ltd., LLP.

“Notice of Disagreement” is defined in Section 3.3(a).

“Party” and “Parties” is defined in the preamble.

Appendix A to
Purchase and Sale Agreement

“Permits” is defined in Section 4.1(o).

“Permitted Encumbrances” means any of the following matters:

(i)           any (a) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to maintenance or operation of the Subject Assets and (b) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance or operation of the Subject Assets that are not due and payable and that will be paid in the ordinary course of business, in each case other than with respect to amounts being contested in good faith;

(ii)           any liens for Taxes, assessments or other government charges that are not yet due and payable, other than with respect to amounts being contested in good faith;

(iii)           any easements, rights-of-way, servitudes, permits, licenses, leases and other rights with respect to operations to the extent such matters do not interfere in any material respect with the operation of the portion of the Subject Assets burdened thereby; and

(iv)           rights reserved to or vested in any Governmental Authority to control or regulate any of the Subject Assets and all applicable Laws.

“Person” means any Governmental Authority or any individual, firm, partnership, corporation, joint venture, trust, unincorporated organization or other entity or organization.

“Post-Closing Tax Period” is defined in Section 11.1(b).

“Pre-Closing Tax Period” is defined in Section 11.1(b).

“Property Taxes” means all ad valorem, property (whether real or personal), and similar Taxes with respect to the Subject Assets.

“Purchase Price” is defined in Section 3.1.

“Purchase Price Allocation” is defined in Section 3.3(d).

“Records” means any and all of the books, records, contracts, agreements, documents, and files of Seller existing on the Closing Date which are part of the Subject Assets and all additions thereto after the Closing Date, including computer records and electronic copies of such information maintained by Buyer or its Affiliates.

“Regulatory Approvals” is defined in Section 6.7.

“Required Consents” is defined in Section 4.1(f).

“Reserve Engineers” means Netherland, Sewel and Associates or such other third party engineering firm that after the date hereof prepares reports of the proved natural gas and oil reserve estimates of Seller and its Affiliate in connection with disclosure of such data in Seller’s or any of its Affiliates’ reports to the Securities and Exchange Commission.

“Rules” is defined in Section 12.3(b).

“Seller” is defined in the preamble.

“Seller Indemnified Parties” is defined in Section 9.1.

Appendix A to
Purchase and Sale Agreement

“Subject Assets” means all Assets other than the Excluded Assets.

“Tax” or “Taxes” means all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local, parish or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, environmental taxes, Transfer Taxes, workers’ compensation, and other obligations of the same or of a similar nature to any of the foregoing.

“Tax Return” means all returns, reports, declarations, statements, bills, schedules, or written information of or with respect to any Tax which is required to be supplied to any taxing authority or depository.

“Third Party Claim” is defined in Section 9.3.

“Transaction Agreements” means this Agreement and the Assignment and Bill of Sale.

“Transfer Taxes” means all transfer Taxes (excluding Taxes measured by net income), including sales, use, excise stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and similar charges.

“Working Interest Owner” means any Person that owns or controls a working interest in the Dedicated Properties.

Appendix A to
Purchase and Sale Agreement

LIST OF EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A	-	Description of Rights of Way and Pipeline System
Exhibit B	-	Description of Excluded Assets
Exhibit C	-	Dedicated Properties
Exhibit 8.2(i)	-	Assignment and Bill of Sale
Exhibit 8.2(iii)	-	Affidavit Non-Foreign Status

Schedules:

Schedule 4.1(e)	-	Violations or Breaches
Schedule 4.1(f)	-	Consents
Schedule 4.1(g)	-	Pending Actions
Schedule 4.1(h)	-	Compliance with Laws
Schedule 4.1(k)	-	Material Contracts
Schedule 4.1(l)	-	Environmental Matters
Schedule 4.1(m)	-	Tax Matters
Schedule 4.1(n)	-	Property Matters
Schedule 4.1(n)(ii)(F)		Spatial Gaps
Schedule 4.1(o)	-	Permits
Schedule 4.1(t)	-	Throughput
Schedule 6.1	-	Preclosing Matters
Schedule 7.1(e)	-	Seller’s Required Consents
Schedule 7.2(e)	-	Buyer’s Required Consents

Appendix A to
Purchase and Sale Agreement